EXHIBIT 1

IDENTITY OF GROUP MEMBERS

Erik E. Bergstrom

Erik E. Bergstrom Living Trust U/A Dated 12/6/74

Edith H. Bergstrom

Edith H. Bergstrom Living Trust U/A Dated 12/6/74

Erik E. and Edith H. Bergstrom Foundation, a Charitable Trust